Exhibit 99
CONTACT:	Robert F. Mangano	Joseph M. Reardon
	President & Chief Executive Officer	Sr. Vice President & Treasurer
	(609) 655-4500	(609) 655-4500

      PRESS RELEASE  -  FOR IMMEDIATE RELEASE......

1ST CONSTITUTION BANCORP
REPORTS RECORD INCREASES IN NET INCOME
FOR THE THIRD QUARTER AND FOR THE
NINE MONTHS ENDED SEPTEMBER 30, 2012

Cranbury NJ – November 2, 2012....... 1ST Constitution Bancorp (Nasdaq: FCCY), parent company of 1ST Constitution Bank, reported net income of $1.4 million, or $0.26 per diluted common share, for the quarter ended September 30, 2012, a 12% increase above the $1.2 million in net income, or $0.24 per diluted common share, reported for the third quarter of 2011.

For the nine months ended September 30, 2012, the Company reported net income of $3.8 million, or $0.73 per diluted common share, a 35% increase in net income when compared to $2.8 million in net income, or $0.56 per diluted common share, reported for the first nine months of 2011.

All share and per share data for the respective reporting periods have been adjusted for a 5% stock dividend paid on common shares on February 2, 2012.  At September 30, 2012, the Company’s tangible book value per common share was $10.70.

Robert F. Mangano, President and Chief Executive Officer, said, “The growth in net income for the quarter and the nine months ended September 30, 2012 compared to the same periods in 2011 was principally the result of an increase in the Company’s mortgage banking business, both retail and wholesale, and the Company’s small business lending unit, partially offset by the increased non-interest expenses primarily associated with carrying costs and write-downs of foreclosed real estate.”

Total assets at September 30, 2012 increased to $796.2 million from $791.7 million at December 31, 2011.  Gross portfolio loans at September 30, 2012 were $497.2 million, up $21.8 million when compared to $475.4 million in loans at December 31, 2011; total investment securities at September 30, 2012 were $220.5 million, compared to $236.2 million at December 31, 2011, and total deposits at September 30, 2012 were $661.0 million, up from $623.9 million at December 31, 2011.

Net interest income for the quarter ended September 30, 2012 totaled $7.2 million, an increase of 23.9% above the $5.8 million earned for the third quarter of 2011.  Further supporting earnings was the continued generation of non-interest income, which increased by 7.1% to $1.3 million for the quarter ended September 30, 2012, from $1.2 million earned for the third quarter of 2011.

The Company reported a net interest margin, on a tax-equivalent basis, of 4.08% for the quarter ended September 30, 2012, representing an increase of 59 basis points, when compared to the 3.49% net interest margin reported for the comparable three months ended 2011.  The increase in margin was primarily as result of an increase in higher yielding interest-earning assets and lower rates on interest-bearing liabilities.

Non-interest expense increased to $6.2 million for the third quarter of 2012, compared to $4.8 million for the third quarter of 2011.  The key increases in non-interest expense were $1.1 million in other real estate owned expenses related primarily to valuation write-downs, and $168,000 in salary and employee benefits primarily relating to merit increases, increased health costs, and overall increases in staffing levels.

For the third quarter of 2012, the provision for loan losses was $500 thousand, and net charge-offs were $64 thousand, compared to a provision for loan losses of $608 thousand and net charge-offs of $970 thousand for the third quarter of 2011.

At September 30, 2012, the allowance for loan losses was $6.7 million, or 1.35% of total loans, compared to $5.5 million, or 1.16% of total loans, at December 31, 2011.  Total non-performing assets, which includes nonaccrual loans and OREO, was, as a percentage of total assets, 1.89% at September 30, 2012 and 1.95% at December 31, 2011.

Regulatory capital ratios continue to reflect a strong capital position.  The Company’s total risk-based capital, Tier I capital, and leverage capital were 13.03%, 11.91%, and 9.21%, respectively, at September 30, 2012.  The regulatory requirements to be considered “well-capitalized” for total risk-based capital, Tier 1 capital, and leverage capital are 10%, 6%, and 5%, respectively.  These ratios do not reflect the favorable impact of the recently completed common stock rights offering.

1ST Constitution Bancorp, through its primary subsidiary, 1ST Constitution Bank, operate fourteen branch banking offices in Cranbury (2), Fort Lee, Hamilton, Hightstown, Hillsborough, Hopewell, Jamesburg, Lawrenceville, Perth Amboy, Plainsboro, Rocky Hill, West Windsor, and Princeton, New Jersey.

1ST Constitution Bancorp is traded on the Nasdaq Global Market under the trading symbol “FCCY” and can be accessed through the Internet at www.1STCONSTITUTION.com

The foregoing contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are not historical facts and include expressions about management’s confidence and strategies and management’s expectations about new and existing programs and products, relationships, opportunities, taxation, technology and market conditions. These statements may be identified by such forward-looking terminology as “expect,” “look,” “believe,” “anticipate,” “may,” “will,” or similar statements or variations of such terms. Actual results may differ materially from such forward-looking statements. Factors that may cause results to differ materially from such forward-looking statements include, but are not limited to, changes in the direction of the economy in New Jersey, the direction of interest rates, effective income tax rates, loan prepayment assumptions, continued levels of loan quality and origination volume, continued relationships with major customers including sources for loans, a higher level of net loan charge-offs and delinquencies than anticipated, bank regulatory rules, regulations or policies that restrict or direct certain actions, the adoption, interpretation and implementation of new or pre-existing accounting pronouncements, a change in legal and regulatory barriers including issues related to compliance with anti-money laundering and bank secrecy act laws, as well as the effects of general economic conditions and legal and regulatory barriers and structure. 1ST Constitution Bancorp assumes no obligation for updating any such forward-looking statements at any time, except as required by law.

1st Constitution Bancorp
Selected Consolidated Financial Data
( Unaudited )

($ in thousands except per share amounts)	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2012	2011	2012	2011
Income Statement Data :
Interest income	$8,486	$7,475	$24,428	$21,494
Interest expense	1,242	1,630	3,925	5,271
Net interest income	7,244	5,845	20,503	16,223
Provision for loan losses	500	608	1,650	1,283
Net interest income after prov.for loan losses	6,744	5,237	18,853	14,940
Non-interest income	1,317	1,229	3,670	3,394
Non-interest expenses	6,183	4,756	17,170	14,575
Income before income taxes	1,878	1,710	5,353	3,759
Income tax expense	523	497	1,533	927
Net income	1,355	1,213	3,820	2,832

Per Common Share Data (a) :
Earnings per common share - Basic	$0.26	$0.24	$0.75	$0.56
Earnings per common share - Diluted	$0.26	$0.24	$0.73	$0.56
Tangible book value per common share			$10.70	$9.66
Average common shares outstanding :
Basic	5,122,718	5,045,487	5,105,138	5,044,053
Diluted	5,247,123	5,083,760	5,197,157	5,096,948

(a) Includes the effect of the 5% stock dividend
paid February 2, 2011 .

Performance Ratios :
Return on average assets	0.69%	0.65%	0.67%	0.53%
Return on average equity	9.24%	9.14%	8.95%	7.43%
Net interest margin (tax-equivalent basis)	4.08%	3.49%	3.99%	3.44%
Efficiency ratio	72.2%	67.2%	71.0%	74.3%

			September 30,	December 31,
			2012	2011
Balance Sheet Data:
Total Assets			$796,158	$791,727
Investment Securities			220,488	236,158
Loans			497,247	475,432
Loans held for sale			22,493	19,234
Allowance for loan losses			(6,693)	(5,534)
Goodwill and other intangible assets			5,225	5,426
Deposits			660,998	623,862
Shareholders' Equity			59,744	55,000

Asset Quality Data :
Loans past due over 90 days and still accruing			$0	$0
Nonaccrual loans			4,799	2,991
OREO property			10,226	12,409
Total non-performing assets			15,025	15,400
Net charge-offs for the nine-month period and year, respectively			491	2,787
Allowance for loan losses to total loans			1.35%	1.16%
Nonperforming loans to total loans			0.97%	0.63%
Nonperforming assets to total assets			1.89%	1.95%

Capital Ratios :
1st Constitution Bancorp
Tier 1 capital to average assets			9.21%	8.82%
Tier 1 capital to risk weighted assets			11.91%	11.27%
Total capital to risk weighted assets			13.03%	12.22%
1st Constitution Bank
Tier 1 capital to average assets			8.94%	8.49%
Tier 1 capital to risk weighted assets			11.47%	10.79%
Total capital to risk weighted assets			12.59%	11.73%